DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this ___ day of November, 2010, by and between Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor"), and each of the Funds listed on Exhibit A attached hereto (each a "Fund," and together, the "Funds").

WHEREAS, each Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a diversified closed-end management investment company, and is authorized to issue shares of beneficial interest ("Shares");

WHEREAS, each Fund desires to retain the Distributor as principal underwriter in connection with the offering and sale of its Shares;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA");

WHEREAS, this Agreement has been approved by a majority of the independent members (with respect to a Fund, the "Independent Trustees") of the board of trustees of the Fund (with respect to a Fund, the "Board") at an in-person meeting of the Board in conformity with Section 15(c) of the 1940 Act;

WHEREAS, Gottex Fund Management, Ltd. (the "Adviser"), the investment adviser of each Fund, agrees to become a signatory solely with respect to the sections of this Agreement set forth next to its signature;

WHEREAS, the Distributor is willing to act as principal underwriter for each Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Appointment of Distributor.

A.   Each Fund hereby appoints the Distributor as a non-exclusive agent for the sale and distribution of its Shares, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement with respect to each such Fund.

2.   Services and Duties of the Distributor.

A.   The Distributor agrees to act as agent of each Fund for offers and making distributions of its Shares, upon the terms described in the applicable Fund's Prospectus.  As used in this Agreement, the term "Prospectus" with respect to a Fund shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to such Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the "Registration Statement") of such Fund under the Securities Act of 1933 (the "1933 Act") and the 1940 Act.

B.   The Distributor agrees to effect the sale of Shares of a Fund in the manner set forth in the Prospectus.  The Distributor shall use reasonable best efforts to distribute the Shares of each Fund upon the terms and conditions contained herein and in the applicable Fund's Prospectus.  All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund in the manner set forth in the Prospectus.  The Fund, in its discretion, may refuse to accept any order for the purchase of Shares tendered to it.  The Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt by the Fund or its designated agent of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C.   The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV.  The Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions.

D.   The Distributor acknowledges and agrees that neither it, nor any other person acting on behalf of the Distributor, is authorized to provide any information or make any representations regarding a Fund other than as contained in such Fund's Prospectus and any sales literature and advertising materials specifically approved in writing by such Fund.

E.   The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

F.   Each Fund reserves the right to suspend the offering of its Shares at any time in its absolute discretion, and upon notice by a Fund of such suspension, the Distributor shall cease to offer Shares of such Fund.

G.   The Distributor shall review for compliance with applicable laws and regulations, and provide to each Fund a summary of its review within three business days of receipt, all proposed advertising materials and sales literature for such Fund, and shall file such advertising materials and sales literature with appropriate regulators, as required.  The Distributor agrees to furnish to the appropriate Fund any comments provided by regulators with respect to such materials.

H.   The Distributor may, in its discretion, and shall, at the request of the Funds, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Funds.  The form of any dealer agreement shall be approved by the Funds.  The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless the Distributor has received a corresponding payment from the applicable Fund or the Adviser.

I.      The Distributor shall prepare reports for each Board regarding its activities under this Agreement as from time to time shall be reasonably requested by such Board.

J.      The Distributor may enter into agreements ("Subcontracts") with qualified third parties to carry out some or all of the Distributor's services and duties under this Agreement, with the prior written consent of the applicable Fund; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder; provided further that any such third parties shall be selected by the Distributor with reasonable care.

K.   The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L.   Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction.

M.   In performing its services under this Agreement, the Distributor shall conform in all respects with the requirements of all federal and state laws relating to the offer and sale of the Shares.

3.   Representations, Warranties and Covenants of the Funds.

A.   Each Fund, solely with respect to itself, hereby represents and warrants to the Distributor that:

(i)   it is duly organized and in good standing under the laws of its jurisdiction of organization;

(ii)   it is empowered under applicable law and by its governing documents, and all requisite corporate or similar proceedings have been taken to authorize it, to enter into this Agreement and perform its obligations under this Agreement;

(iii)   this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iv)   it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted;

(v)   the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(vi)   the Registration Statement and Prospectus and any advertising materials and sales literature prepared by the Fund or its agent will be, as of the closing date of each sale of Shares in respect of which such documents are used, true and correct in all material respects and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and all statements or information furnished to the Distributor pursuant to this Agreement are true and correct in all material respects;

(vii)          the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, "Intellectual Property") necessary for or used in the conduct of the Fund's business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and, to the knowledge of each Fund, such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(viii)         all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by or for the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the 1933 Act, the filing with FINRA's corporate financing department through COBRADesk, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered.

B.   Each Fund shall take, or cause to be taken, all necessary action to register its Shares under all applicable state and federal securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated.  Each Fund authorizes the Distributor to use such Fund's Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of such Fund's Shares.

C.   Each Fund agrees to advise the Distributor in writing as soon as is reasonably practicable:

(i)   of any material correspondence or other communication by the Securities and Exchange Commission ("SEC") or its staff relating materially to the Distributor's performance of its obligations hereunder, including requests by the SEC for material amendments to the Registration Statement or Prospectus;

(ii)   in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)   of the happening of any event which in the opinion of counsel to the Fund requires that the Prospectus be amended or supplemented in order to make the Prospectus not contain any untrue statement of a material fact or omission of a material fact, which in the opinion of such counsel is necessary to make the statements therein not misleading in light of the circumstances under which they are made;

(iv)   in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(v)   of any other event which could reasonably be expected to have a material adverse impact upon the offering of such Fund's Shares or the Distributor's provision of services under this Agreement.

The Funds shall file, or cause to be filed, such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

D.   Each Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

E.   Each Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of its Shares.  In addition, each Fund shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Funds by their independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request.  Each Fund shall forward a copy of any of its SEC filings relating to the offering of Shares, including its Registration Statement, to the Distributor within one business day of any such filings.  Each Fund represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor, provided that the Distributor may waive this requirement.

F.    The Funds shall provide, and cause each other agent or service provider to the Funds, including the Funds' transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

G.    Each Fund shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented Registration Statement (including exhibits) of such Fund that amends any provision therein which pertains to Distributor, the distribution of the Shares or applicable sales loads; provided, however, that nothing contained in this Agreement shall in any way limit a Fund's right to file at any time such amendments to its Registration Statement or Prospectus, of whatever character, as such Fund may deem advisable, such right being in all respects absolute and unconditional.

4.   Representations, Warranties and Covenants of the Adviser

(i) The Adviser hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with the terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

5.   Representations, Warranties and Covenants of the Distributor.

A.   The Distributor hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)   it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder, and such performance does not and will not contravene any provision of its governing documents;

(ii)   this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)   it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)   it is registered as a broker-dealer under the 1934 Act, it is a member in good standing of FINRA, it will abide by the applicable rules and regulations of the 1934 Act and FINRA in all material respects and it will as promptly as reasonably possible notify each Fund of any regulatory actions taken against it by the SEC or FINRA that could reasonably be expected to have a material effect on the Distributor or the Funds, or the Distributor's membership in FINRA or registration with any state is terminated or suspended.

B.   In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations, as well as the governing documents of the Funds.

C.   The Distributor shall promptly notify the Funds of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares, or if any such litigation or proceeding would be reasonably likely to have a material adverse effect on the obligations of, and services provided by, the Distributor under this Agreement.

6.   Compensation.

A.   In consideration of the Distributor's services in connection with the distribution of Shares of a Fund, the Distributor shall receive the compensation set forth in
Exhibit B.

B.   Except as specified in Section 6A, the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement.  Notwithstanding the foregoing sentence, the Distributor may receive compensation from the Adviser related to its services hereunder or for additional services, all as may be agreed to between the Adviser and the Distributor.

7.   Expenses.

A.   Each Fund shall bear the costs and expenses of: (i) the registration of its Shares for sale under the 1933 Act; (ii) the registration or qualification of such Shares for sale under applicable state securities laws; (iii) the offering of such Shares and communications with its shareholders, including but not limited to: (a) fees and disbursements of its counsel and independent public accountants; (b) costs and expenses of the preparation, filing, printing and mailing of its Registration Statement and Prospectus and amendments thereto, as well as related advertising and sales literature, (c) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to its shareholders; and (d) fees required in connection with the offer and sale of such Shares in such jurisdictions as shall be selected by such Fund pursuant to Section 3(D) hereof.

B.   The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder, other than expenses incurred in connection with its services and duties under this Agreement that are not expressly assumed by the Funds.

8.   Indemnification.

A.   Each Fund, individually, shall indemnify, defend and hold harmless the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "Distributor Indemnitees") from and against any and all losses, damages, costs, charges, payments, liabilities and expenses (including reasonable counsel fees incurred in connection therewith) (collectively, "Losses") that any Distributor Indemnitee may incur under applicable laws or regulations or otherwise (a "Distributor Claim"), arising out of or relating to: (i) the Distributor providing services to such Fund in accordance with the standards of this Agreement; (ii) any material action of (or failure to act by) the Distributor taken in connection with this Agreement with respect to such Fund; provided that such action (or failure to act) is taken (or omitted) in good faith and without willful malfeasance, gross negligence or reckless disregard by the Distributor of its duties and obligations under this Agreement; (iii) any material breach of such Fund's obligations, representations, warranties or covenants contained in this Agreement; or (iv) any untrue, or alleged untrue, statement of a material fact contained in such Fund's Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by such Fund (as from time to time amended) or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that such Fund's obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any such statement or omission made in reliance upon and in conformity with information furnished to such Fund (or its affiliates or their respective counsel) by or on behalf of the Distributor.  In no event shall anything contained herein be so construed as to protect the Distributor against any liability to a Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

B.   The Distributor shall indemnify, defend and hold harmless the Funds, their affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls the Funds within the meaning of Section 15 of the 1933 Act (collectively, the "Fund Indemnitees" and together with the Distributor Indemnitees, the "Indemnitees") from and against any and all Losses that any Fund Indemnitee may incur under applicable laws or regulations or otherwise (a "Fund Claim"), arising out of or based upon (i) any material action of (or failure to act by) the Distributor taken in connection with this Agreement with respect to a Fund; provided that such action (or failure to act) is taken (or omitted) other than in good faith or is taken (or omitted) with willful malfeasance, gross negligence or reckless disregard by the Distributor of its duties and obligations under this Agreement; (ii) any material breach of the Distributor's obligations, representations, warranties or covenants contained in this Agreement; (iii) any untrue, or alleged untrue, statement of a material fact contained in such Fund's Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by such Fund (as from time to time amended) or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; if such statement or omission was made in reliance upon and in conformity with information furnished to such Fund (or its affiliates or their respective counsel) by or on behalf of the Distributor.  In no event shall anything contained herein be so construed as to protect any Fund against any liability to the Distributor to which such Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

C.   The applicable Fund or the Distributor (for purpose of this Section 7(C), an "Indemnifying Party") may assume the defense of any suit brought to enforce any Distributor Claim or Fund Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if the other party does not, in the exercise of reasonable judgment, approve of counsel chosen by the Indemnifying Party, or if the other party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

D.   An Indemnifying Party's obligation to  indemnify the Indemnitee with respect to any action is expressly conditioned upon the applicable Indemnifying Party being notified of such action or claim of loss brought against any Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnitee; provided that the failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the Indemnifying Party entitled to such notice to defend such action has been materially adversely affected by the failure to provide such notice.  Such notification shall be given by letter or by telegram addressed to the applicable address set forth in Section 15 hereof.

E.   The provisions of this Section 7 and the parties' representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee. The indemnification provisions of this section will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

F.   No Indemnifying Person shall be obligated to provide indemnification under this Section 7 to the extent (but only to the extent) such indemnification would be impermissible under applicable law.

9.     Limitations on Damages.

Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below, neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party.

10.   Force Majeure.

Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities.

11.   Duration and Termination.

A.   This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof upon its approval by a majority of the Independent Trustees of the Board at an in-person meeting of the Board and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed and upon its approval by a majority of the Independent Trustees of the Board at an in-person meeting of the Board.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof.  Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually in accordance with Section 15 of the 1940 Act.

B.    Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon no less than 60 days' written notice, by such Fund upon a vote of a majority of the Independent Trustees of such Fund or by vote of a majority of the outstanding voting securities of such Fund, or by the Distributor.

C.    This Agreement will automatically terminate upon the termination of the Distributor's membership in FINRA or the disqualification of the Distributor's registration with the SEC.

12.   Anti-Money Laundering Compliance.

A.   Each Fund represents to the Distributor that UMB Fund Services, Inc., the Funds' administrator (the "Administrator") has agreed, pursuant to agreements with each such Fund, to provide anti-money laundering services to the Funds, and maintain policies and procedures, and related internal controls, with respect thereto.  Each of the Distributor and each Fund acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.  The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

B.    Each of the Distributor and each Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations").  The Distributor undertakes that it will grant to the Funds and the Administrator and appropriate regulatory agencies, reasonable access to copies of the Distributor's AML Operations, and related books and records to the extent they pertain to the Distributor's services hereunder.  It is expressly understood and agreed that the Funds, the Funds' compliance officer and the Administrator shall have no access to any of the Distributor's AML Operations, books or records pertaining to other clients of the Distributor.

13.   Privacy.

A.    Each Fund represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.

B.    The Distributor acknowledges that certain shareholder information which may be  made available by the Funds to the Distributor under this Agreement may be deemed nonpublic personal information under applicable privacy laws.  The Distributor agrees: (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by applicable law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of the Distributor and the applicable Fund; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information in a manner consistent with the Funds' privacy policy; and (iv) to cooperate with the Funds and provide reasonable assistance in ensuring compliance with such privacy laws to the extent applicable to either or both of the parties.

14.   Confidentiality.

During the term of this Agreement, each Fund and the Distributor (for purposes of this Section 13, a "Receiving Party") may have access to or be provided by the other party (for purposes of this Section 13, a "Disclosing Party") confidential information, whether tangible or intangible, which is of value to the Disclosing Party and the disclosure of which could result in a competitive or other disadvantage to the Disclosing Party or the Receiving Party, and relating to such matters as, without limitation, the Disclosing Party's financial information, business practices and policies, business plans, know-how, trade secrets, systems, procedures, manuals, products, contracts, personnel, clients, market or sales information or plans, customer lists and all provisions of this Agreement ("Confidential Information").  Confidential Information does not include: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its obligations hereunder.  Notwithstanding the foregoing, a party may disclose the other's Confidential Information if: (i) required by applicable law, regulation or legal process or if requested by any government or similar agency in connection therewith; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

15.   Notices.

Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party's address as set forth below:

Notices to the Distributor shall be sent to:

Foreside Fund Services, LLC
Attn: Legal/Compliance
Three Canal Plaza
Suite 100
Portland, ME 04101
Fax: (207) 553-7151

Notices to the Funds shall be sent to:

                Gottex Fund Management Limited
Attn: William Woolverton, General Counsel
28 State Street, 40th Floor
Boston, MA  02109
Fax: (617) 532-0219

16.   Modifications.

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Funds.  If required under the 1940 Act, any such amendment must be approved by each Fund's Board, including a majority of the Independent Trustees of such Fund, in accordance with the 1940 Act.

17.   Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

18.   Entire Agreement.

This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

19.   Survival.

The provisions of Sections 5, 6, 7, 8, 12 and 13 of this Agreement shall survive any termination of this Agreement.

20.   Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.   Counterparts.

This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUND SERVICES, LLC

By:

GOTTEX MULTI-ALTERNATIVES FUND CLASS I

By:

GOTTEX MULTI-ALTERNATIVES FUND CLASS II

By:

GOTTEX MULTI-ASSET ENDOWMENT FUND CLASS I

By:

GOTTEX MULTI-ASSET ENDOWMENT FUND CLASS II

By:

Acknowledged solely with respect to Sections 2H and 6B and Agreed solely with respect to Section 4 and Exhibits B and C,

GOTTEX FUND MANAGEMENT, LTD.

By:

EXHIBIT A

Gottex Multi-Alternatives Fund – Class I
Gottex Multi-Alternatives Fund – Class II
Gottex Multi-Asset Endowment Fund – Class I
Gottex Multi-Asset Endowment Fund – Class II

Exhibit B

Compensation

Each of Gottex Multi-Alternatives Fund – Class I and Gottex Multi-Asset Endowment Fund – Class I (each, a "Class I Feeder" and collectively, the "Class I Feeders") shall pay to the Distributor a quarterly distribution fee at an annualized rate of up to 0.75% of the applicable Class I Feeder's average net asset value during the calendar quarter (the "Maximum Fee"), to reimburse in advance the Distributor for compensation it pays (and reimburse to the Distributor in advance for compensation it reasonably expects to pay) to: (i) dealers pursuant to dealer agreements respecting the offering and sale of Shares of a Class I Feeder (pursuant to dealer agreements authorized by the Class I Feeder); and (ii) third parties performing wholesaling or marketing support services in connection with the offering of Shares of a Class I Feeder (pursuant to agreements authorized by such Class I Feeder).

In addition, the Adviser shall pay to the Distributor the compensation set forth in Exhibit C hereof (the "Basic Fee"); provided, however, that, to the extent the Maximum Fee exceeds the compensation actually reimbursed by such Class I Feeder to the Distributor (the "Excess"), such Class I Feeder shall, in lieu of the Adviser, pay the Distributor all or such portion of the Basic Fee up to the amount of such Excess.  (The Adviser shall pay to the Distributor the remainder of the Basic Fee, if any.)

Neither Gottex Multi-Alternatives Fund – Class II nor Gottex Multi-Asset Endowment Fund – Class II is subject to any ongoing distribution fee.

Exhibit C

Basic Fee

DISTRIBUTION SERVICES FEES

One-time Fees	One-time
Setup fee per Class I Feeder	$5,000
Recurring Fees	Per Year
Asset Fee	0.50 basis points (1/2 of 1 basis point) on total assets of the Class I Feeder, calculated and paid monthly (subject to a minimum fee of $2,000 per month per Class I Feeder)

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares of a Class I Feeder, including, without limitation: typesetting, printing and distribution of Prospectuses and shareholder reports; production, printing, distribution and placement of advertising and sales literature and materials; engagement of designers, free-lance writers and public relations firms (provided that aggregate amounts in excess of $10,000 must be pre-approved in writing by the applicable Class I Feeder); long-distance telephone charges; postage; overnight delivery charges; record retention; travel, lodging and meals (provided that aggregate amounts in excess of $10,000 must be pre-approved in writing by the applicable Class I Feeder).

Notes:

➢	The Basic Fee will be calculated and payable monthly based on the applicable Class I Feeder's average net asset value during the calendar month

➢	All fees are subject to a CPI increase based on each contract anniversary.